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                                  EXHIBIT 23.1
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                        Consent of KPMG Peat Marwick LLP



The Board of Directors
Market Facts, Inc.

We consent to incorporation by reference in this Registration Statement on Form S-8 of Market Facts, Inc. of our reports dated February 25, 1997, relating to the financial statements and schedule of Market Facts, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, which reports appear or are incorporated by reference in the December 31, 1996 annual report on Form 10-K of Market Facts, Inc. and our report dated June 23, 1997 relating to the financial statements of BAIGlobal, Inc. as of December 31, 1996 and for the year then ended, which report appears in the current report on Form 8-K of Market Facts, Inc. dated July 31, 1997.


KPMG Peat Marwick LLP
Chicago, Illinois
October 3, 1997